Exhibit 3.20

GB TOOLS & SUPPLIES, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) for GB Tools & Supplies, LLC, a Delaware limited liability company (the “Company”), is adopted as of the 31st day of August, 2009 by Key Components, Inc. (the “Member”).

1. Formation. The Company has been formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”) by filing a Certificate of Formation with the Delaware Secretary of State in accordance with the Act. The rights and liabilities of the Member shall be as provided in the Act, except as herein otherwise provided.

2. Name. The Company shall be conducted under the name of GB Tools & Supplies, LLC or such other name as from time to time may be determined by the Member.

3. Principal Place of Business. The principal place of business of the Company shall at such place or places as from time to time may be determined by the Member.

4. Purpose. The purpose of the Company shall be the transaction of any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have all powers necessary or desirable to accomplish the aforesaid purposes.

5. Qualification and Registration. The Company and its Member shall, as soon as practicable, take all action necessary to qualify the Company to do business and to execute all certificates or other documents, and perform all filings and recordings, as are required by the laws of the State of Delaware and the other jurisdictions in which the Company does business.

6. Capital Contributions and Percentage Interests.

(a) Initial Contribution. The initial capital contribution of the Member shall be $100.

(b) Initial Percentage Interest. The initial percentage interest (“Percentage Interest”) of the Member shall 100%.

(c) Additional Capital Contributions. The Member shall not be obligated to make additional capital contributions to the Company beyond the contributions set forth in clause (a) of this Section 6. Any additional capital contributions shall be made by the Member solely in its discretion and in accordance with its Percentage Interest of such additional capital.

(d) Capital Account. The Company may maintain a capital account for the Member. The Member’s capital account shall consist of the Member’s initial capital contributions, increased by additional capital contributions and by the Member’s share of Company profits and decreased by distributions to the Member and by the Member’s share of Company losses. No advance of money to the Company by the Member shall be credited to the capital account of the Member.

(e) Contributions Not to be Returned at Any Specified Time. No time is agreed upon as to when the capital contribution of the Member is to be returned. Except as otherwise provided in this Agreement, the Member shall not have the right to demand the return of its capital contribution, nor shall the Member have the right to demand and receive property other than cash in return for its capital contribution.

(f) Restrictions Relating to Capital. No Member shall (i) be entitled to receive interest on its capital contribution, (ii) have the right to partition of the Company’s properties, (iii) be liable to the Company or to any other Member to restore any deficit balance in its capital account (except as may be required by the Act) or to reimburse any other Member for any portion of such other Member’s investment in the Company, (iv) have priority over any other Member either as to the return of its capital contribution or as to income, losses, interest, returns, or distributions.

7. Allocations and Distributions.

(a) Allocations. Except as otherwise required by applicable provisions of tax law, solely for federal income tax purposes and for purposes of certain state tax laws, the Company shall be disregarded as an entity separate from the Member. Each item of Company income, gain, loss, deduction, and credit shall be treated as if realized directly by, and shall be allocated 100% to, the Member.

(b) Distributions. Distributions of cash or other assets shall be made in the amounts and at the times determined by the Member. No distribution shall be made to the extent prohibited by the Act.

8. Accounting and Reports.

(a) Books of Account. The Company shall maintain or cause to be maintained at all times true and proper books, records, reports and accounts in accordance with generally accepted accounting principles consistently applied, in which shall be entered fully and accurately all transactions of the Company and each Member shall have access thereto at all reasonable times. The Company shall keep vouchers, statements, receipted bills and invoices and all other records in connection with the Company’s business.

(b) Accounting and Reports. The books of account shall be closed promptly after the end of each fiscal year. Promptly thereafter, the Company shall make such written reports to the Member(s) as they determine, which may include a balance sheet of the Company as of the end of such year, a statement of income and expenses for such year, a statement of each Member’s capital account as of the end of such year, and such other statements with respect to the status of the Company and distribution of the profits and losses therefrom as are considered necessary by the Member(s) to advise the Member(s) properly about their investment in the Company for Federal and state income tax reporting purposes.

(c) Fiscal Year. The fiscal year of the Company shall end on the last day of August in each year.

(d) Banking. An account or accounts in the name of the Company shall be maintained in such bank or banks as the Member(s) may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company name by such persons in such manner as the Member(s) may from time to time determine.

9. Management and Duties.

(a) Responsibility of Member(s). The Member(s) shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Company for the purpose herein stated, and shall make all decisions affecting the Company’s business and affairs, except as otherwise expressly limited herein. The Member(s) shall have full authority to bind the Company by execution of documents, instruments, agreements, contracts or otherwise to any obligation not inconsistent with the provisions of this Agreement.

(b) Vote of Member(s). Except as otherwise expressly provided herein and to the extent there is more than one Member, all matters relating or pertaining to the Company, its operation or its business shall be determined by a vote or written consent of the Member(s) whose aggregate Percentage Interests exceed 50%. To the extent there is more than one Member, meetings of the Members may be called upon five days written notice by the Member(s) whose aggregate Percentage Interests exceed 50%. All meetings of the Members shall be held at the offices of the Company or elsewhere as the Members may designate. Members whose aggregate Percentage Interests exceed fifty percent (50%) shall constitute a quorum for the transaction of business at any meeting.

(c) Expenditures by Company. The Company shall, upon the direction of the Member(s), pay compensation for accounting, administrative, legal, technical and management services rendered to the Company. The Member(s) shall be entitled to reimbursement by the Company for any expenditures necessarily and reasonably incurred by them on behalf of the Company, which shall be made out of the funds of the Company.

(d) Advances and Loans by Member(s). A Member may lend money to and transact other business with the Company and such Member shall have the same rights and obligations with respect thereto as a person who is not a Member. The Member may engage in transactions competitive with the business of the Company. Loans by any Member to the Company, or guarantees by any Member of Company indebtedness shall not be considered capital contributions to the Company. Any such advance shall be treated as a debt owing from the Company, payable at such times and with such rate of interest as shall be agreed upon by the Company and the Member making such advance or loan. Undistributed earnings and profits of the Company shall not be considered an advance of money to the Company.

(e) Officers. The Member(s) may from time to time elect officers of the Company, each of which shall have the authority and responsibility and serve for the term designated by the Member(s) by resolution. None of the officers shall be deemed managers as that term is used in the Act, but each officer shall be deemed an agent of the Company. Exhibit A attached hereto sets forth the list of the initial officers of the Company.

(f) No Fiduciary Duties. Not by means of limitation of anything contained in this Agreement or the Act, no Member has any fiduciary duties to the Company whatever.

(g) Rights and Obligations of the Member(s). The Member(s) shall not be personally liable for any of the debts of the Company or any of the losses thereof, whether arising in tort, contract, or otherwise, beyond the amounts contributed by them to the capital of the Company. The Member(s) shall not be entitled to the return of their capital contribution except to the extent provided for in this Agreement.

10. Changes in Membership or Interests.

(a) Transfer of Interests. Except as otherwise expressly provided in this Agreement, no Member shall sell, transfer, assign, give, pledge, or otherwise dispose of or encumber any part or all of its interest in the Company now owned or hereafter acquired, whether voluntarily, by operation of law, or otherwise, without the prior written consent of all of the other Members, if any. Any attempted transfer in violation of this Agreement shall be considered null and void and the Member attempting to transfer such interest shall continue to be treated as a Member for purposes of this Agreement and shall continue to be bound by all of the provisions hereof.

(b) Admission of New Members. New members may not be admitted to the Company without the prior written consent of and upon terms approved by the Member. Upon admission, new members shall sign an amended version of this Agreement approved by the Member and containing provisions appropriate for a Delaware limited liability company with more than one member.

(c) Resignation of Member. A Member may resign from the Company at any time by giving written notice of such resignation to the Company. A withdrawing Member is entitled to receive within a reasonable time after withdrawal the fair value of its interest in the Company as of the date of withdrawal.

11. Dissolution of the Company.

(a) Events Resulting in Dissolution. The Company shall be dissolved only upon the first to occur of the following:

(i) The written determination of the Member; or

(ii) The entry of a decree of judicial dissolution under the Act.

(b) Liquidation and Distribution of Liquidation Proceeds. In the event of the dissolution of the Company for any reason, the Member(s) shall commence to wind up the affairs of the Company and to liquidate its assets. The Member(s) shall select a liquidating trustee who shall have full power to sell, assign and encumber Company assets. The Member(s) shall continue to share profits and losses during the period of liquidation in the same proportion as before the dissolution. Any property distributed in kind in liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed. Upon liquidation, the assets of the Company shall be used and distributed in the following order: (a) to pay or provide for the payment of all debts and liabilities of the Company to creditors, including any Member(s) who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities for distributions to the Member(s); (b) to the Member(s) and former members of the Company in satisfaction of the Company’s obligations for distributions; (c) to the Member(s) of the Company for the return of their capital contributions; and (d) to the Member(s) in proportion to their Percentage Interests.

(c) Accounting. Within a reasonable time after the date the assets have been distributed in liquidation, the Member(s) shall cause to be prepared and provided to each Member a statement which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member’s pro rata portion of distributions made pursuant to Section 11(b) hereof.

(d) Termination. Upon the completion of liquidation of the Company and the distribution of all Company assets, the Company shall terminate.

12. Amendments to Agreement. This Agreement may be altered, amended or repealed at any time and from time to time only in writing and with the approval of the Member(s) whose aggregate Percentage Interests exceed 50%.

13. Indemnification. The Company shall indemnify, defend and hold harmless any person who was or is a member, manager, employee, or agent of the Company, or who is or was serving at the request of the Company as a member, director, manager, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”) from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees and litigation costs) sustained or incurred by each Indemnitee as a result of any act, decision or omission concerning the business or activities of, or that otherwise is related to, the Company, except that such Indemnitee shall be liable to the extent of any such loss, damage or claim incurred solely by reason of such person’s willful misfeasance or bad faith. The Company may purchase and maintain insurance for those persons as, and to the extent not prohibited by, the Act.

14. Miscellaneous.

(a) No Third Party Beneficiaries. The right or obligation of the Member to call for any capital contribution or to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of the Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company; it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member and its successors, assigns, heirs and personal representatives except as may be otherwise agreed to by the Company in writing with the prior written approval of the Member.

(b) Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made, if mailed, five business days after mailing from within the United States by first class United States mail, postage prepaid, return receipt requested, or by personal delivery to the address of the principal place of business. The Member(s) may change their addresses by giving notice to the other Members. Commencing on the tenth day after the giving of such notice, such newly designated address shall be such Member’s address for purposes of all notices or other communications required or permitted to be given pursuant to this Agreement.

(c) Company Property. All property, whether real, personal or mixed, tangible or intangible, and wherever located, contributed by the Member(s) to the Company or acquired by the Company shall be the property of the Company. All files, documents, and records shall be the property of the Company and shall remain in the possession of the Company.

(d) Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Member(s) and their respective legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

(e) Governing Law. This Agreement shall be governed, construed and enforced in conformity with the laws of the State of Delaware.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement contains the entire understanding of the Member(s) and supersedes any prior understandings and/or written or oral agreements among them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

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IN WITNESS WHEREOF, the Member has adopted this Agreement as of the day and year first above written.

KEY COMPONENTS, INC.

By:	/s/ Terry Braatz
Terry Braatz Treasurer

Exhibit A

Initial Officers

Robert C. Arzbaecher – President

Andrew G. Lampereur – Vice President

Brian Kobylinski – Vice President

Terry M. Braatz —Treasurer

Helen R. Friedli—Secretary